UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 27, 2015
Commerce Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Missouri	0-2989	43-0889454
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Walnut,
Kansas City, MO	64106
(Address of principal executive offices)	(Zip Code)

(816) 234-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On January 27, 2015 the Compensation and Human Resources Committee of the Board of Directors of Commerce Bancshares, Inc. (the Company) approved the base salary for 2015 (effective April 1, 2015) and the payment of cash bonuses to the Company’s CEO and its other named executive officers. The cash bonuses include performance-based compensation in accordance with the Company’s Executive Incentive Compensation Plan (EICP). They also include discretionary bonuses outside of the EICP that are not intended to qualify as performance-based. The Committee also approved the grant to those individuals of restricted stock awards and stock appreciation rights under the Company’s 2005 Equity Incentive Plan.

			2014	2014	Total	Restricted	Stock
		2015	Performance-	Discretionary	2014 Cash	Stock	Appreciation
		Salary	Based Bonus	Bonus	Bonus	Awards	Rights
Executive Officer	Title	$	$	$	$	#	#
David W. Kemper	Chairman & CEO	946,009	936,780	0	936,780	37,503	51,880
Jonathan M. Kemper	Vice Chairman	488,043	314,133	0	314,133	12,262	16,817
John W. Kemper	President & COO	580,000	316,680	0	316,680	12,544	18,645
Charles G. Kim	Executive Vice President & CFO	438,546	260,561	0	260,561	8,225	10,349
Kevin G. Barth	Executive Vice President	438,546	260,561	50,000	310,561	8,172	10,349

On January 27, 2015, the Company entered into a Severance Agreement (the “Severance Agreement”) with John W. Kemper, President and Chief Operating Officer of the Company. As are all employees, Mr. Kemper is an at-will employee and does not have a written employment contract. Similar to certain other employees, the Severance Agreement provides, among other things, that if:
(i) within twelve months prior to a “change in control,” Mr. Kemper’s employment is terminated by the Company other than for “cause,” and such termination is in contemplation of, and caused by such “change in control,” such “change in control” is pending at the time of the termination and such “change in control” actually occurs;
(ii) within three years following a “change in control,” the Company terminates Mr. Kemper’s employment for reasons other than for “cause,” a successor company fails or refuses to assume the Company’s obligations under the Severance Agreement, or the Company or any successor company breaches the Severance Agreement; or
(iii) Mr. Kemper voluntarily terminates his employment for “good reason” within three years following a “change in control,”
he shall receive (a) a payment equal to the lesser of (x) three or (y) the quotient of the number of months following his termination until he attains age sixty-five divided by twelve, multiplied by the sum of his annualized base salary in effect twelve months prior to the “change in control” plus his average annual bonus for the prior three years; (b) a payment equal to the greater of his actual bonus for the preceding year or his target bonus for the current year (prorated for the year in which the termination occurs); (c) the continuation of health and welfare benefits for he and his spouse for three years or until he reaches age 65, if sooner, at a cost equal to such rates paid from time to time by similarly situated employees of the Company (or to the extent such benefits cannot be provided with the same tax characteristics as apply to the provision of such benefits to active employees, the Company shall arrange for the effect on the employee to reflect the benefit the employee would have had if he had been actively employed); (d) the opportunity to borrow from the Company an amount equal to the sum of the exercise price of his outstanding stock options and taxes resulting from their exercise and the vesting of his restricted stock for an interest rate set by him (which may be zero) with repayment due within one hundred eighty days of his being able to sell the underlying stock (to the extent such loan is not prohibited by Section 402(a) of the Sarbanes-Oxley Act of 2002), and (e) reimbursement for the cost of outplacement services.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCE BANCSHARES, INC.
By:	/s/ Jeffery D. Aberdeen
Jeffery D. Aberdeen
Controller (Chief Accounting Officer)
Date: February 2, 2015